Exhibit 99.1

WENTWORTH MANAGEMENT SERVICES LLC

DECEMBER 31, 2023 AND 2022

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	F-2
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Financial Condition	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Changes in Members’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to the Consolidated Financial Statements	F-7-F-28

F-1

WENTWORTH MANAGEMENT SERVICES LLC

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT
DECEMBER 31, 2023 AND 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Binah Capital Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Wentworth Management Services LLC (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FGMK LLC

We have served as the Company’s auditor since 2021.

Chicago, Illinois

April 16, 2024

F-2

WENTWORTH MANAGEMENT SERVICES LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2023 AND 2022

(in thousands)

	2023	2022
ASSETS
Assets:
Cash, cash equivalents and restricted cash	$7,621	$7,849
Receivables, net:
Commissions receivable	8,220	7,944
Due from clearing broker	631	642
Other	1,587	1,878
Property and equipment, net	974	1,461
Right of use assets	4,332	4,523
Intangible assets, net	1,580	2,159
Goodwill	39,839	39,839
Other assets	2,626	2,389

TOTAL ASSETS	$67,410	$68,684

LIABILITIES AND MEMBERS' EQUITY

Liabilities:
Accounts payable, accrued expenses and other liabilities	$9,082	$8,905
Commissions payable	10,676	11,095
Operating lease liabilities	4,381	4,527
Notes payable, net of unamortized debt issuance costs of $645,382 and $748,643 as of December 31, 2023 and 2022, respectively	20,822	22,929
Promissory notes-affiliates	12,177	11,606
Due to members	5,169	4,725

TOTAL LIABILITIES	62,307	63,787

Members' equity	5,103	4,897

TOTAL LIABILITIES AND MEMBERS' EQUITY	$67,410	$68,684

The accompanying notes are an integral part of these consolidated financial statements.

F-3

WENTWORTH MANAGEMENT SERVICES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(in thousands)

	2023	2022
Revenues:
Revenue from Contracts with Customers:
Commissions	$138,191	$149,297
Advisory fees	21,668	23,107
Total Revenue from Contracts with Customers	159,859	172,404
Interest and other income	8,096	6,446

Total revenues	167,955	178,850

Expenses:
Commissions and fees	136,169	145,651
Employee compensation and benefits	13,385	14,227
Rent and occupancy	1,189	950
Professional fees	4,709	6,077
Technology fees	2,457	1,892
Interest	5,119	3,318
Depreciation and amortization	1,216	1,523
Other	3,225	3,721

Total expenses	167,469	177,359

Income before provision (benefit) for income taxes	486	1,491

Provision (benefit) for income taxes	(85)	580

Net income	$571	$911

The accompanying notes are an integral part of these consolidated financial statements.

F-4

WENTWORTH MANAGEMENT SERVICES LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(in thousands)

							Total
	Common		Class B Preferred			Accumulated	Members'
	Units	Amount	Units	Amount	Capital	Deficit	Equity

Balance January 1, 2022	1,325	$12,299	277	$2,774	$11,311	$(20,172)	$6,212

Distribution of capital	—	—	—	—	(2,225)	—	(2,225)

Net Income	—	—	—	—	—	911	911

Balance December 31, 2022	1,325	$12,299	277	$2,774	$9,086	$(19,261)	$4,897

Distribution of capital	—	—	—	—	(200)	—	(200)

Redemption of Class B Preferred Units	—	—	(17)	(165)	—	—	(165)

Net Income	—	—	—	—	—	571	571

Balance December 31, 2023	1,325	$12,299	260	$2,609	$8,886	$(18,690)	$5,103

The accompanying notes are an integral part of these consolidated financial statements.

F-5

WENTWORTH MANAGEMENT SERVICES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

(in thousands)

	2023	2022
Cash Flows From Operating Activities
Net income	$571	$911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,104	1,523
Deferred income taxes	993	573
Amortization of debt issuance costs	103	103
Non-cash lease expense	511	660
Capitalized interest - promissory notes-affiliates	697	697
Capitalized interest - due to members	444	491
Loss on disposal of property and equipment	41	82
Changes in operating assets and liabilities:
Commissions receivable	(276)	(94)
Due from clearing broker	11	1,692
Other receivables	291	977
Other assets	(1,230)	(350)
Accounts payable, accrued expenses and other liabilities	125	670
Commissions payable	(419)	(1,901)
Operating lease liabilities	(466)	(673)
Net Cash Provided By Operating Activities	2,553	5,361

Cash Flows From Investing Activities
Purchases of property and equipment	(80)	(327)
Net Cash Used In Investing Activities	(80)	(327)

Cash Flows From Financing Activities
Repayment - notes payable	(2,210)	(2,421)
Proceeds from borrowings from members	—	135
Repayment - promissory notes-affiliates	(126)	—
Redemption of Class B Preferred Units	(165)	—
Distribution of capital	(200)	(2,225)
Net Cash Used In Financing Activities	(2,701)	(4,511)

Net Change in Cash, Cash Equivalents and Restricted Cash	(228)	526

Cash, Cash Equivalents and Restricted Cash - Beginning of Year	7,849	7,323

Cash, Cash Equivalents and Restricted Cash - End of Year	$7,621	$7,849

Cash Paid During the Year for:
Interest	$3,978	$2,634
Income taxes	$—	$338

Supplemental Disclosure of Cash Flow Information
Right of use asset in exchange for operating lease liability	$320	$998

The accompanying notes are an integral part of these consolidated financial statements.

F-6

1.	ORGANIZATION AND NATURE OF BUSINESS

Wentworth Management Services LLC (the “Company” or “WMS”) is a limited liability company organized under the laws of the State of Delaware in March 2016. WMS is a holding company of multiple businesses that operate in the financial services industry as follows:

•	PKS Holdings, LLC (“PKSH”) maintains offices in Albany, New York, and branch offices throughout the United States of America, and includes the following entities (collectively, the “PKSH Entities”):

o	Purshe Kaplan Sterling Investments, Inc. (“PKSI”), incorporated in the State of New York, is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investors Protection Corporation (“SIPC”).

o	PKS Advisory Services, LLC (“PKSA”), a New York limited liability company, is an investment advisory firm, registered with the SEC, which provides advisory services to clients.

o	PKS Financial Services, Inc. (“PKSF”), incorporated in the State of New York, is an insurance entity providing financial services to clients.

o	Representatives Indemnity Company, Inc. (“Repco”), incorporated in the British Virgin Islands, holds a general business insurance license for the purpose of providing professional liability insurance coverage for affiliated entities under WMS.

•	Cabot Lodge Securities LLC maintains offices in New York, New York and branch offices throughout the United States of America and includes the following entities (collectively, the Cabot Entities”):

o	Cabot Lodge Securities, LLC (“CLS”), a Delaware Limited Liability Company, is a broker-dealer registered with the SEC and is a member of FINRA and SIPC.

o	CL Wealth Management, LLC (“CLWM”), a Virginia Limited Liability Company, is an investment advisory firm, registered with the SEC, which provides advisory services to clients.

o	Wentworth Financial Partners LLC (“WFP”) (f/k/a CL General Agency), a Delaware Limited Liability Company, is an insurance entity providing financial services to clients.

•	Michigan Securities, Inc. (“MSI”) maintains offices in Albany, New York and includes the following entities (collectively, the “MSI Entities”):

o	MSI, (d/b/a as Broadstone Securities, Inc., “Broadstone”), incorporated in the State of Michigan, is a financial services firm, and is a broker-dealer registered with the SEC and is a member of FINRA.

o	Michigan Advisors, Inc., (“MAI”) incorporated in the State of Michigan, was a SEC registered investment advisor. MAI withdrew its registration in September 2021.

o	Insurance Audit Agency, Inc. (“IAA”), incorporated in the state of Michigan, is an insurance agency.

•	World Equity Group, Inc. (“WEG”), incorporated in the State of Illinois, is registered as a broker-dealer and investment advisor with the SEC and is a member of FINRA and SIPC. WEG maintains offices in Schaumburg, Illinois and has branch offices throughout the United States of America.

F-7

2.	BUSINESS COMBINATION

On July 7, 2022, Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly- owned subsidiary of Holdings (“Wentworth Merger Sub”), and the Company, entered into an agreement and plan of merger (the “Merger Agreement”).

Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger Agreement. Holdings is a wholly-owned direct subsidiary of KWAC and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings. Pursuant to the Merger Agreement, at closing, each of the following transactions will occur in the following order: (i) Kingswood Merger Sub will merge with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into the Company (the “Wentworth Merger”), with the Company surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company all of the common units of the Surviving Company directly held by Holdings after the Kingswood Merger (the “Holdings Contribution”), such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company (the Kingswood Merger and the Wentworth Merger, together with the other transactions related thereto, the “Business Combination”).

On March 15, 2024, the Business Combination will be accounted for as a reverse recapitalization acquisition in accordance with FASB ASC 805-40, Business Acquisitions. Under this method of accounting, KWAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of Holdings will represent a continuation of the consolidated financial statements of the Company with the business combination treated as the equivalent of the Company issuing shares for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company in future reports of Holdings.

Under the terms of the Business Combination, the aggregate consideration paid in the Business Combination was approximately $217 million, paid in the form of common stock, par value $0.0001 per share (“Company Common Stock”) and assumed indebtedness.

Nasdaq Exchange Listing

The KWAC Class A Common Stock and KWAC Public Warrants are currently listed on the OTC Exchange under the symbols “KWAC” and “KWAC WS,” respectively. Certain of the shares of KWAC Class A Common Stock and KWAC Public Warrants currently trade as KWAC Units consisting of one share of KWAC Class A Common Stock and three-fourths of one redeemable KWAC Public Warrant and are listed on the OTC Exchange under the symbol “KWAC.U.” The KWAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security.

On March 26, 2024, Holdings received approval for Holding’s securities to be listed on the Nasdaq Stock Market LLC. Holdings Common Stock is listed on the Nasdaq Global Market and its warrants will be listed on the Nasdaq Capital Market under the symbols “BCG” and “BCG.W”, respectively.

F-8

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of WMS and its wholly-owned subsidiaries. Significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation and impairment of intangible assets, the valuation of deferred income taxes, allowance for credit losses, and contingencies.

Revenue Recognition

Revenues from contracts with customers are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. For additional information see Note 4 - Revenues From Contracts with Customers.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist primarily of cash on deposit and money market funds, all of which have original maturities of three months or less.

Restricted cash represents cash held by the Company’s lender related to its credit facility. As of December 31, 2023 and 2022, restricted cash amounted to approximately $0.4 million.

The Company regularly maintains cash, cash equivalents and restricted cash that exceed Federal Deposit Insurance Corporation limits. The Company has not experienced any losses and does not believe it is exposed to any significant credit risk from cash.

Receivables

Receivables, which amounted to approximately $10.5 and $13.0 million as of January 1, 2023 and 2022, respectively, represent amounts due to the Company from its clearing broker, clients, financial institutions and others. Receivables consists of unconditional amounts due to the Company and are reported at amortized costs. All receivables are uncollateralized.

F-9

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments – Credit Losses. The Company accounts for estimated credit losses on financial assets measured at an amortized cost basis and certain off-balance sheet credit exposures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 326-20, Financial Instruments-Credit Losses. FASB ASC 326-20 requires the Company to estimate expected credit losses over the life of its financial assets and certain off-balance sheet exposures as of the reporting date based on relevant information about past events, current conditions, and reasonable and supportable forecasts. The Company records the estimate of expected credit losses as an allowance for credit losses. For financial assets measured at an amortized cost basis the allowance for credit losses is reported as a valuation account on the statement of financial condition that adjusts the asset’s amortized cost basis. Changes in the allowance for credit losses are reported in credit loss expense, if applicable. Management believes its risk of loss on currently recorded receivables is minimal and accordingly an allowance for credit losses has been recorded as of December 31, 2023, December 31, 2022, and January 1, 2022, in the amount of $0.2 million.

Property and Equipment, net

Property and equipment are recorded at cost, less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets once the asset is placed in service, which range from 2 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the useful life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. No impairment occurred for the years ended December 31, 2023 and 2022.

Goodwill and Other Intangible Assets

Goodwill is tested annually for impairment or if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. An impairment loss will be recognized if a reporting unit’s carrying amount exceeds its fair value, to the extent that it does not exceed the total carrying amount of goodwill. No impairment of goodwill was recognized for the years ended December 31, 2023 and 2022.

Intangible assets that are deemed to have definite lives are amortized over their useful lives, generally ranging from 5 to 10 years. They are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value.

There was no impairment of intangible assets recognized for the years ended December 31, 2023 and 2022. See Note 8 - Intangible Assets, for additional information regarding the Company’s intangible assets.

Debt Issuance Costs

Debt issuance costs are capitalized and amortized as additional interest expense over the expected term of the related debt agreement. Debt issuance costs are presented as a direct reduction from the carrying amount of the related debt liability.

F-10

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases

The Company accounts for its leases in accordance with FASB ASC 842- Leases. The Company is a lessee in several noncancelable operating leases for office space. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and right of use (“ROU”) asset at the commencement date of the lease.

ROU assets. A lessee’s ROU asset is measured at the commencement date at the amount of the initially measured lease liability plus any lease payments made to the lessor before or at the commencement date, minus any lease incentives received; plus any initial direct costs. Unless impaired, the ROU asset is subsequently measured throughout the lease term at the amount of the lease liability (that is, present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease cost for lease payments is recognized on a straight-line basis over the lease term.

Lease Liabilities. A lease liability is measured based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate and are measured using the index or rate at the commencement date. Lease payments, including variable payments based on an index rate, are remeasured when any of the following occur: (1) the lease is modified (and the modification is not accounted for as a separate contract), (2) certain contingencies related to the variable lease payments are resolved, or (3) there is a reassessment of any of the following: the lease term, purchase options or amounts that are probable of being owed under a residual value guarantee. The discount rate is the implicit rate if it is readily determinable; otherwise, the Company uses its incremental borrowing rate. The implicit rates of the Company’s leases are not readily determinable; accordingly, the Company uses it incremental rate based on the information available at the commencement date for each lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company determines its incremental borrowing rates by starting with the interest rates on its recent borrowings and other observable market rates and adjusting those rates to reflect the differences in the amount collateral and the payment terms of the leases.

Accounting policy election for short-term leases. The Company has elected, for all underlying classes of assets, to not recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement, and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes lease cost associated with its short-term leases on a straight-line basis over the lease term.

See Note 12 - Leases for additional information.

Income Taxes

WMS is treated as a partnership for income tax purposes and therefore not subject to federal taxes. The Company is subject to certain state and local income taxes.

The PKSH Entities, Cabot Entities and WEG are taxable entities and are subject to federal, state, and local income taxes. Therefore, these consolidated financial statements include an income tax provision for the taxable entities only. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company periodically evaluates deferred tax assets and net operating loss carryforwards to determine their recoverability based primarily on the Company’s ability to generate future taxable income. A valuation allowance may be established to reduce deferred tax assets, if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

F-11

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company accounts for taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Contingent Liabilities

The Company recognizes liabilities for contingencies when there is an exposure that, when fully analyzed, indicates potential losses become probable and can be reasonably estimated. Whether a potential loss is probable and can be reasonably estimated is based on currently available information and is subject to significant judgment, a variety of assumptions and uncertainties.

When a potential loss is probable and the loss or range of loss can be estimated, the Company will accrue the most likely amount within that range. No liability is recognized for those matters which, in management’s judgment, the determination of a reasonable estimate of potential loss is not possible, or for which a potential loss is not determined to be probable.

The determination of these liability amounts requires significant judgment on the part of management. See Note 14 – Commitments and Contingencies for additional information.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures to enhance the transparency of income tax disclosures relating to the rate reconciliation, disclosure of income taxes paid, and certain other disclosures. The ASU should be applied prospectively and is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact on the related disclosures; however, it does not expect this update to have an impact on its financial condition or results of operations.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve the disclosures about reportable segments and include more detailed information about a reportable segment’s expenses. This ASU also requires that a public entity with a single reportable segment, like the Company, provide all of the disclosures required as part of the amendments and all existing disclosures required by Topic 280. The ASU should be applied retrospectively to all prior periods presented in the consolidated financial statements and is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact on the related disclosures; however, it does not expect this update to have an impact on its financial condition or results of operations.

Recently Adopted Accounting Pronouncements

There were no new accounting pronouncements adopted during the years ended December 31, 2023 and 2022 that materially impacted the Company’s consolidated financial statements and related disclosures.

F-12

4.	REVENUES FROM CONTRACTS WITH CUSTOMERS

Revenues from contracts with customers are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Revenues are analyzed to determine whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenues on a net basis) in the contract. Principal or agent designations depend primarily on the control an entity has over the product or service before control is transferred to a customer. The indicators of which party exercises control include primary responsibility over performance obligations, inventory risk before the good or service is transferred and discretion in establishing the price.

Commissions

Commission revenues represent sales commissions generated by advisors for their clients’ purchases and sales of securities on exchanges and over-the-counter, as well as purchases of other investment products. The Company views the selling, distribution and marketing, or any combination thereof, of investment products to such clients as a single performance obligation to the product sponsors.

The Company is the principal for commission revenues, as it is responsible for the execution of the clients’ purchases and sales and maintains relationships with the product sponsors. Advisors assist the Company in performing its obligations. Accordingly, total commission revenues are reported on a gross basis.

The Company generates two types of commission revenues: sales-based commissions that are recognized at the point of sale on the trade date and trailing commissions that are recognized over time as earned. Sales-based commission revenues vary by investment product and are based on a percentage of an investment product’s current market value at the time of purchase. Trailing commission revenues are generally based on a percentage of the current market value of clients’ investment holdings in trail-eligible assets, and are recognized over the period during which services, such as ongoing support, are performed. As trailing commission revenues are based on the market value of clients’ investment holdings, the consideration is variable, and an estimate of the variable consideration is constrained due to dependence on unpredictable market impacts. The constraint is removed once the value of the clients’ investment holdings can be determined.

Advisory Fees

Advisory fees represent fees charged to advisors’ clients’ accounts on the Company’s corporate advisory platform. The Company provides ongoing investment advice, brokerage and execution services on transactions, and performs administrative services for these accounts. This series of performance obligations transfers control of the services to the client over time as the services are performed. These revenues are recognized ratably over time to match the continued delivery of the performance obligations to the client over the life of the contract. The advisory revenues generated from the Company’s corporate advisory platform are based on a percentage of the market value of the eligible assets in the clients’ advisory accounts. As such, the consideration for these revenues is variable and an estimate of the variable consideration is constrained due to dependence on unpredictable market impacts on client portfolio values. The constraint is removed once the value of the clients’ investments holdings can be determined.

The Company provides advisory services to clients on its corporate advisory platform through the advisor. The Company is the principal in these arrangements and recognizes advisory revenues on a gross basis, as the Company is responsible for satisfying the performance obligations and has control over determining the fees.

F-13

4.	REVENUES FROM CONTRACTS WITH CUSTOMERS (continued)

The following table presents total revenues from contracts with customers disaggregated by investment product for the years ended December 31 (in thousands):

	For the years ended December 31,
Revenue From Contracts With Customers	2023	2022
Variable annuities and other insurance commissions	$102,218	$104,700
Mutual fund commissions	19,022	19,688
Securities commissions	10,810	12,589
Alternative investments	6,141	12,320
Advisory fees	21,668	23,107
Total Revenue From Contracts With Customers	$159,859	$172,404

The following tables presents sales-based and trailing revenues disaggregated by product category for the years ended December 31 (in thousands):

Sales-based (Point in time)	2023	2022
Variable annuities and other insurance commissions	$52,209	$53,530
Mutual fund commissions	5,422	5,623
Securities commissions	10,810	12,589
Alternative investments	6,084	12,246
Total Sales Based Revenues	$74,525	$83,988

Trailing (Over time)	2023	2022
Variable annuities and other insurance commissions	$50,009	$51,170
Mutual fund commissions	13,600	14,065
Advisory fees	21,668	23,107
Alternative investments	57	74
Total Trailing Revenues	85,334	88,416
Total Revenue From Contracts With Customers	$159,859	$172,404

Contract Balances

The timing of revenue recognition may differ from the timing of payment by the Company’s customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment. The Company records a contract asset when the Company has recognized revenue prior to payment but the Company’s right to payment is conditional on something other than the passage of time. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenues (a contract liability) until the performance obligations are satisfied. As of December 31, 2023 and 2022, the Company had receivables from contracts with customers totaling approximately $8.9 million and $8.6 million, respectively. The opening balance of receivables from contracts with customers was approximately $10.0 million as of January 1, 2022. As of December 31, 2023, December 31, 2022, and January 1, 2022, the Company had no liabilities from contracts with customers.

Interest and Other Income

The Company earns interest income from client margin accounts and cash equivalents. This revenue is not generated from contracts with customers. Additionally, the Company receives marketing fees and sponsorship income.

F-14

5.	DUE FROM CLEARING BROKER AND CLEARING DEPOSIT

PKSI, CLS and WEG clear customer transactions through a clearing broker and, therefore, they operate pursuant to exemptions contained in Rule 15c3-3 of the Securities and Exchange Act of 1934. As of December 31, 2023 and 2022 , clearing deposits, which are included in other assets on the consolidated statements of financial condition and receivables due from clearing brokers were as follows (in thousands):

	2023		2022
		Due from		Due from
	Clearing	Clearing	Clearing	Clearing
Entity	Deposit	Broker	Deposit	Broker
PKSI	$519	$373	$326	$406
CLS	180	214	180	155
WEG	175	44	175	80
Total	$874	$631	$681	$641

6.	FAIR VALUE

FASB ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes the following hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value:

•	Level 1 - Inputs use quoted unadjusted prices in active markets for identical assets or liabilities that the Company can access.

•	Level 2 - Fair value measurements use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 - Inputs that are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. The inputs or methodology used for valuing assets and liabilities are not necessarily an indication of the risk associated with investing in those assets and liabilities.

Certain financial instruments are carried at cost on the consolidated statements of financial condition, which approximates fair value due to their short-term, highly liquid nature. The carrying value of debt approximates their fair value since the interest rates on these obligations represent current market rates.

F-15

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of December 31 (in thousands):

	2023	2022
Computer hardware	$2,587	$2,601
Office furniture and equipment	971	1,010
Leasehold improvements	41	44
	3,599	3,655

Less: accumulated depreciation and amortization	(2,625)	(2,195)
Property and equipment, net	$974	$1,460

Depreciation and amortization expense related to property and equipment amounted to approximately $0.5 million for the years ended December 31, 2023 and 2022.

8.	INTANGIBLE ASSETS

The components of intangible assets were as follows as of December 31, 2023 (in thousands):

		Gross
	Estimated	Carrying	Accumulated	Net Carrying
	Useful Life	Amount	Amortization	Amount
Policies and procedures library	5 years	$2,200	$2,200	$—
Developed technology	7 years	1,600	1,391	209
Trade name	10 years	3,500	2,129	1,371
Total		$7,300	$5,720	$1,580

The components of intangible assets were as follows as of December 31, 2022:

		Gross
	Estimated	Carrying	Accumulated	Net Carrying
	Useful Life	Amount	Amortization	Amount
Policies and procedures library	5 years	$2,200	$2,200	$—
Developed technology	7 years	1,600	1,162	438
Trade name	10 years	3,500	1,779	1,721
Total		$7,300	$5,141	$2,159

Amortization expense related to intangible assets amounted to approximately $0.6 million and $1.0 million for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023, the estimated future amortization expense for intangible assets over the next four years is as follows (in thousands):

2024	$560
2025	350
2026	350
2027	320
$1,580

F-16

9.	DEBT

On April 2, 2020, the Company entered into a Credit Agreement (the “Credit Agreement”) with Oak Street Funding LLC (“Oak Street”) in the amount of $25 million. This note payable bears interest at the prime rate (“Prime”) (8.50% as of December 31, 2023) plus 2.25% and has a 10-year term and a 3-month interest only repayment provision. As of December 31, 2023 and 2022, the outstanding balance of the Oak Street note, net of unamortized debt issuance costs was $17,6 million and $19,.5 million, respectively.

On April 25, 2021, the Company entered into an additional promissory note with Oak Street in the amount of $4.1 million related to the acquisition of WEG (“WEG Note”). This note payable bears interest at Prime plus 2.25% and has a 10-year term. As of December 31, 2023 and 2022, the outstanding balance of this note, net of unamortized debt issuance costs was $3.2 million and $3.4 million, respectively.

Under the Oak Street notes, the Company is subject to certain covenants as defined in the agreements. As of December 31, 2022 and March 31, 2023, the Company did not meet a certain debt service coverage ratio and subsequently obtained a waiver from Oak Street for such covenant violations. For the period from April 1, 2023 to December 31, 2023, the Company was in compliance with all financial related covenants.

The minimum calendar year payments and maturities of the Oak Street notes as of December 31, 2023, are as follows (in thousands):

2024	$2,418
2025	2,702
2026	3,012
2027	3,357
2028	3,739
Thereafter	6,239
Total	$21,467

Subsequent to December 31, 2023, and in connection with the closing of the Business Combination, the Company entered into an amendment to the Credit Agreement with Oak Street providing for, among other things, consenting to the Business Combination, and the payoff and restructuring of certain debt obligations. Additionally, the rate of interest being charged will increase at rate of .15% per annum until the interest rate reaches a maximum of 15.00%, provided that in no event the interest rate will not be less than 10.75% (the “Floor”). Additionally, in connection with the amendment the Company has agreed to pay a fee equal to $0.14 million (the “Deferred Fee”), which is due and payable in the amounts of $0.025 million and $0.115 million on June 12, 2024 and August 12, 2024, respectively. If the obligations under this Credit Agreement are paid in full prior to the respective deferral fee dates, the respective deferral fees would be waived.

The amended Credit Agreement also includes a guarantee provision whereby each of the Company, KWAC, Holdings and MHC Securities, LLC are guarantors under the Credit Agreement. Additionally, certain of the members of the Company provide guarantees under the Credit Agreement.

F-17

10.	PROMISSORY NOTES – AFFILIATES

On November 30, 2017, WMS issued subordinated promissory notes in the aggregate principal amount of approximately $3.6 million to certain sellers in connection with the acquisition of the PKSH Entities. These notes had a maturity date of May 17, 2023 and accrued interest at a rate of 10% annually. The interest on these notes has continued to accrue until such time as these notes are paid.

Additionally, in connection with the acquisition of the PKSH Entities, the Company agreed to pay contingent consideration in the amount of $5.0 million to certain sellers. The conditions related to this contingency were met on November 30, 2018, and thus the notes have been issued to the sellers. These subordinated promissory notes had a maturity date of May 30, 2023, and accrued interest at a rate of 10% annually. The interest on these notes has continued to accrue until such time as these notes are paid.

As of December 31, 2023 and 2022, the amount of principal and accrued interest related to these promissory notes were approximately $12.2 million and $11.6 million, respectively. Related interest expense was approximately $0.9 million for each of the years ended December 31, 2023 and 2022.

Subsequent to December 31, 2023, and in connection with the closing of the Business Combination, the Company paid approximately $3,5 million on these notes. In addition to the paydown, the noteholders agreed to forgive the remaining accrued but unpaid interest of approximately $3.8 million and entered into a new promissory note in the principal amount of approximately $5.3 million. The terms of this new promissory note provides for maturity on May 15, 2027 and carries an interest rate of Prime plus 1.00%, but no less than 7.50% per annum.

11.	DUE TO MEMBERS

The Company has entered into promissory notes with certain of its members to provide for working capital. As of December 31, 2023 and 2022, the amount of principal and accrued interest related to these notes were approximately $5.2 million and $4.7 million, respectively. The notes bear interest at the rate of 10% and are due on demand. For the years ended December 31, 2023 and 2022 interest expense related to these notes amounted to approximately $0.4 million and $0.5 million, respectively.

Subsequent to December 31, 2023, and in connection with the closing of the Business Combination, the noteholders agreed to satisfy all outstanding obligations, including the payment of principal and interest, in exchange for an amount of cash equal to approximately $0.9 million, forgiveness of certain other obligations owed to a noteholder and the issuance of 357,000 shares of Company Common Stock of Binah Capital Group, Inc.

F-18

12.	LEASES

The Company has obligations as a lessee for office space with initial noncancelable terms in excess of one year. The Company classifies these leases as operating leases. These leases generally contain renewal options for periods ranging from 2 to 10 years. Because the Company is not reasonably certain to exercise these renewal options, the optional periods are not included in determining the lease term, and associated payments under these renewal options are excluded from lease payments used to determine the lease liability. The Company’s leases do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments plus, for many of the Company’s leases, variable payments. The Company’s office space leases require it to make variable payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine lease liability and are recognized as variable costs when incurred.

The components of lease cost for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	2023	2022
Operating lease cost	$1,141	$908
Variable lease cost	48	41
Total lease cost	$1,189	$950

Total lease cost is included rent and occupancy on the consolidated statements of operations.

Amounts reported in the consolidated statements of financial condition as of December 31, 2023 and 2022 were as follows (in thousands):

	2023	2022
Operating leases ROU assets	$4,332	$4,524
Operating lease liabilities	$4,381	$4,527

Other supplemental information related to leases as of December 31, 2023 and 2022 was as follows:

Cash paid for amounts included in the measurement of lease liabilities for the years ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Operating leases	$466	$673

ROU assets obtained in exchange for lease liabilities for the year ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Operating leases	$319	$998

Reductions to ROU assets and lease liabilities as a result of lease termination during the year ended December 31, 2022 (in thousands):

2022
ROU asset	$1,670
Lease liability	$2,189

F-19

12.	LEASES (continued)

Weighted-average remaining lease term as of December 31, 2023 and 2022:

	2023	2022
Operating leases	6.7 years	8.0 years

Weighted-average discount rate as of December 31, 2023 and 2022:

	2023	2022
Operating leases	5.5%	5.6%

Amounts disclosed for ROU assets obtained in exchange for lease liabilities and reductions to ROU assets resulting from reductions to lease liabilities include amounts added to or reduced from the carrying amount of ROU assets resulting from new leases, lease modifications or reassessments.

Maturities of lease liabilities as of December 31, 2023 were as follows (in thousands):

2024	$768
2025	777
2026	767
2027	731
2028	731
Thereafter	1,400
5,174
Less: Imputed interest	(792)
Lease liability	$4,382

Sublease

CLS entered into an agreement to sublease its former office space which expired September 2022. Rental income and reimbursement of lease costs for the year ended December 31, 2022 amounted to approximately $0.2 million and is included in other income in the accompanying consolidated statement of operations.

F-20

13.	TAXES

WMS is classified as a partnership for income tax purposes and is therefore not subject to federal, and certain state, and local income taxes. PKSH elected to be taxed as a corporation. The PKSH Entities and WEG are taxable entities and are subject to federal, state, and local income taxes. Therefore, these consolidated financial statements include an income tax provision for the taxable entities only, which is the primary reason for the difference between the statutory tax rate and the effective tax rate.

The income tax provision (benefit) for the years ended December 31, consisted of the following:

	2023	2022
Federal:
Current	$180	$(174)
Deferred	(354)	512

State and local:
Current	119	181
Deferred	(30)	61
Income tax provision (benefit)	$(85)	$580

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective tax rate for the year ended December 31, 2023 was as follows:

U.S federal statutory rate	21.00%
State income taxes, net of federal benefit	13.21%
Non-deductible meals and entertainment	6.32%
Deferred adjustments	(127.28)%
Non-taxable pass through entities	69.74%
Other adjustments	(0.48)%

Effective rate	(17.49)%

Deferred Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates. Temporary differences, and net operating loss carryforwards that give rise to deferred tax assets and liabilities are summarized as follows as of December 31:

	2023	2022
Deferred tax assets/(liabilities):
Property, and equipment, net	$(92)	$79
IRC 163(j) interest limitation, carryover	190	47
Net operating loss	832	391
Other	63	56
Total	993	573
Valuation Allowance	—	—
Net deferred tax liability	$993	$573

F-21

13.	INCOME TAXES (continued)

Net Operating Losses

At December 31, 2023, the Company and its subsidiaries had federal and state net operating loss carry forwards of approximately $4.4 million. These carry forward losses are available to offset future U.S. federal and state taxable income and are not subject to IRC Section 382 limitations. All federal net operating losses being carried forward were incurred in tax years beginning after December 31, 2017, and therefore will carry forward indefinitely.

Valuation Allowance

The Company provides for recognition of deferred tax assets if the realization of such assets is more likely than not to occur in accordance with accounting standards that address income taxes. Significant management judgment is required in determining the period in which the reversal of a valuation allowance should occur. The Company has considered all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items, in determining its valuation allowance and has concluded that a valuation allowance is not warranted.

Unrecognized Tax Benefits

Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the year ended December 31, 2023.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and other expense, respectively. There were no amounts accrued for interest or penalties on unrecognized tax benefits for the year ended December 31, 2023. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company files income tax returns, including returns for its subsidiaries, with federal and state jurisdictions. The Company is generally not subject to examinations for its federal and state returns for any periods prior to the 2018 tax year. The Company is not currently under examination for any tax years.

F-22

14.	COMMITMENTS AND CONTINGENCIES Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the accompanying consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed.

There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

The Company is a defendant or respondent in various pending and threatened arbitrations, administrative proceedings and lawsuits seeking compensatory damages. Claim amounts are infrequently indicative of the actual amounts the Company will be liable for, if any. Many of these claimants also seek, in addition to compensatory damages, punitive or treble damages, and all seek interest, costs and fees. These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and the ultimate outcome of these matters cannot be determined at this time.

In many lawsuits, arbitrations, and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect management’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter.

Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, management cannot predict with certainty the eventual loss or range of loss related to such matters. The Company believes, based upon current information, that the outcome of any such legal proceeding, claim, dispute, or investigation will not have a material effect on the Company’s financial position, results of operations or cash flows. However, the actual outcomes of such legal proceedings, claims, disputes, or investigations could be material to the Company’s operating results and cash flows for a particular future period as additional information is obtained.

Settlement Agreements

On August 18, 2021, the Company entered into a 2021 Settlement Agreement with the Saginaw Chippewa Indian Tribe of Michigan whereby the Paying Parties, as defined, were to make six payments totaling approximately $3.7 million, which represented the remaining amount due plus interest. The members of the Company, under the terms of an agreement are jointly and severally liable for the full settlement amount. The Company entered into a First Amendment to the 2021 Settlement Agreement on February 17, 2022, which stipulated that payment terms of the remaining amount owed of approximately $1.5 million, plus interest to be paid during 2022. Such amount was satisfied in June 2022 and recorded as a distribution of members’ capital.

F-23

14.	COMMITMENTS AND CONTINGENCIES (continued)

Indemnification

The activities of the Company’s customers are transacted on either a cash or margin basis through the facilities of its clearing broker. In margin transactions, the clearing broker extends credit to the customers, subject to various regulatory and margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the clearing broker may also execute and clear customer transactions involving the sale of securities not yet purchased.

The clearing broker monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary.

These transactions may expose the Company to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses which the customers may incur. In the event the customers fail to satisfy their obligations to the clearing broker, the Company may be required to compensate the clearing broker for losses incurred on behalf of the customers.

The Company, through its clearing broker, seeks to control the risk associated with its customers’ activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. As of December 31, 2023 and 2022, management of the Company had not been notified by any clearing brokers, nor were they otherwise aware of any potential losses relating to this indemnification.

15.	RELATED-PARTY TRANSACTIONS

Certain of the Company’s subsidiaries earn revenue from entities that are controlled by a principal member of the Company as well as from entities controlled or by individuals that are members or officers of the Company. The revenue earned by the subsidiaries and amounts due to or due from these affiliated entities as of and for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	Revenue		Due from/(Due to)
Subsidiary	2023	2022	2023	2022
PKSI	$—	$8	$—	$—
CLS	1,000	1,491	(0.1)	—
WEG	—	4,123	—	—
Total	$1,000	$5,622	$(0.1)	$—

The revenue amounts and amounts due to and due from are included in commissions on the accompanying consolidated statements of operations and other assets on the consolidated statements of financial condition, respectively.

F-24

16.	MEMBERS’ EQUITY Incentive units

The Company authorized a class of units designated as Incentive Units. As of December 31, 2023 and 2022, no Incentive Units have been issued.

Voting Rights - Incentive Units will generally have no voting rights, except as required by law.

Profit interest - Incentive Units constitute an interest in the profits of the Company. All Incentive Units received by a service provider are received in exchange for the provision of services by the service provider for the benefit of the Company.

Call Right - At any time prior to the consummation of a Qualified Public Offering or a Change of Control, following the termination of employment or other engagement of any service provider with the Company, the Company may, at its election, require the service provider to sell to the Company all or any portion of such service provider’s Incentive Units at the following respective purchase prices:

For any Incentive Units that have not vested pursuant to the terms of the incentive plan or any award agreement (“Restricted Incentive Units”), under all circumstances of termination, a price equal to the lesser of their fair value or their initial cost (the “Cause Purchase Price”).

For any Incentive Units that have vested pursuant to the terms of the incentive plan or any associated award agreement (“Unrestricted Incentive Units”), the Cause Purchase Price, in the event of:

•	Service provider is terminated with cause; or

•	Service provider resigns without good reason.

For the Unrestricted Incentive Units, a price equal to their fair value, in the event of:

•	Service provider is terminated without cause;

•	Service provider resigns for good reason;

•	Service provider resigns for any reason after 5 years; or

•	Death or disability.

Put Right - At any time prior to the consummation of a Qualified Public Offering or a Change of Control, if a service provider’s employment or other engagement with the Company is terminated as a result of such service provider’s death or disability, and the Company has not delivered a repurchase notice within ninety (90) days of such termination, then, subject to certain other provisions, such service provider may elect to sell to the Company all or any percentage of the Unrestricted Incentive Units held by such Person at a price equal to the fair value of such Unrestricted Incentive Units as of the date of termination.

F-25

16.	MEMBERS’ EQUITY (continued)

Class A Preferred Units

The Company authorized a class of units designated as Class A Preferred Units. As of December 31, 2023 and 2022, no Class A Preferred Units have been issued.

Voting Rights - Class A Preferred Units will generally have no voting rights, except as required by law.

Pre-Emptive Rights - Class A Preferred Units will have the right to purchase their applicable pro rata portion of any new securities that the Company may from time to time propose to issue or sell to any party after the consummation of a Qualified Public Offering.

Protective Provisions - For as long as the Class A Preferred Units are outstanding, the holders will be afforded certain protection provisions pursuant to the warrant holders’ rights agreement. There were no warrants outstanding as of December 31, 2023 and 2022, respectively.

Class B Preferred Units

The Company authorized a class of units designated as Class B Preferred Units. Effective September 4, 2023, the Company entered into an agreement with the holder of the Class B Preferred Units whereby beginning on September 30, 2023, monthly payments in the amount of $61,676 (inclusive of the principal and the yield) will be made to redeem the Class B Preferred Unit holders. The payment of the Class B Preferred Units are intended to be completed no later than eighteen months from the date or the agreement or upon the consummation of the contemplated Business Combination. As of December 31, 2023 and 2022, 260,834 and 277,364 Class B Preferred Units are outstanding at a value of $2.6 million and $2,8 million, respectively.

Voting Rights - Class B Preferred Units will generally have no voting rights, except as required by law, and except that the affirmative vote of the holders of a majority of the then outstanding units of Class B Preferred Units is required to authorize the issuance of any units that are senior in any respect to the Class B Preferred Units.

Pre-Emptive Rights - Class B Preferred Units will have the right to purchase their applicable pro rata portion of any new securities that the Company may from time to time propose to issue or sell to any party between the date of issuance and the consummation of a Qualified Public Offering.

Conversion - Class B Preferred Units are convertible into Common Units (subject to adjustment as provided in the related operating agreements, rights and limitations) at any time at the option of the holder at a conversion price equal to (a) if the conversion notice date is on or prior to the date that is 6 months after the closing date, the result of $10,172,877 divided by the number of Common Units outstanding as of the conversion notice date. Or (b), if the conversion notice date is after the date that is 6 months after the closing date, the result of (x) enterprise value less net debt less aggregate Class B Preferred unreturned capital value of all outstanding Class B Preferred Units as of the measurement date (all as defined) divided by (y) the number of Common Units as of the conversion notice date. The Class B Preferred Units are convertible up to only an aggregate of 10% of the fully diluted outstanding equity interests of WMS.

Redemption - Class B Preferred Units are redeemable upon a change in control, the termination of employment of the holder or upon exercise by the holder on the third anniversary of the instrument. The redemption price of a Class B Preferred Unit shall be equal to the sum of (x) the Class B preferred yield in respect of such Class B Preferred Unit and the Class B Preferred capital value, (all as defined) less (y) the aggregate amount of all distributions made by the Company in respect of such Class B Preferred Unit.

Preferred Yield - Class B Preferred Units are entitled to a cumulative preferred yield of 2.06% per annum and a default rate of 9% per annum, compounded quarterly, on the sum of (a) the Class B Preferred Unit unreturned capital value and (b) the Class B

F-26

16.	MEMBERS’ EQUITY (continued)

Preferred unpaid yield accumulated for all prior quarterly compounding periods. For the year ended December 31, 2022, the cumulative preferred yield amounted to approximately $0.3 million, which was paid during the year ended December 31, 2023.

Subsequent to December 31, 2023, and in connection with the Business Combination, the Class B Preferred units were redeemed in full for approximately $2,5 million.

Common Units

The Company authorized a class of units designated as Common Units, which have voting rights. As of December 31, 2023 and 2022, there are 1,325,433 Common Units issued and outstanding at a value of approximately $12.3 million.

Priority of Distributions

The priority of distributions after making any required tax advances is as follows:

1.	Pro rata to the holders of Class A Preferred Units on a fully diluted basis in an amount equal to the product of (a) the aggregate distribution amount; times (b) this group’s fully diluted membership interest expressed as a percentage of the overall fully diluted membership interest;

2.	Pro rata to the holders of Class B Preferred Units in an amount equal to any unpaid cumulative preferred yield;

3.	Pro rata to the holders of Class B Preferred Units in an amount equal to any unreturned capital contribution;

4.	Pro rata to the holders of Common Units in an amount equal to any unreturned capital contribution;

5.	Pro rata to the holders of Common Units and Incentive Units in an amount equal to any remainder.

17.	RETIREMENT PLAN

PKSI maintains a 401(k) retirement plan for the benefit of its employees. Contributions to the PKSI Plan are limited to a maximum of 3% of employee compensation and are based upon employee contributions. Employees must be 21 years of age and employed for three months to participate. The PKSI contribution to the plan amounted to approximately $0.3 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively.

Additionally, WEG maintains a 401(k) plan for qualified employees. WEG matches 50% of employee contributions up to 3% of employee compensation, and may make discretionary contributions to the plan, subject to certain limitations as set forth in the plan agreement. WEG’s aggregate contribution to the plan for the years ended December 31, 2023 and 2022 was approximately $0.02 million and $0.03 million, respectively. WEG also has a separate profit-sharing plan, making discretionary contributions as defined in the plan, subject to certain limitations set forth in the plan agreement. The Company did not make a separate profit-sharing plan contribution for the years ended December 31, 2023 and 2022.

18.	NET CAPITAL REQUIREMENTS

The Company operates four registered broker-dealers that are subject to the SEC Uniform Net Capital Rule (Rule 15c3-1). This requires the Company to maintain certain minimum net capital requirements. At December 31, 2023 and 2022, all broker-dealers had net capital in excess of the required minimums.

F-27

19.	CREDIT RISK AND CONCENTRATIONS

Financial instruments that subject the Company to credit risk consist principally of receivables and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its counterparties and, based upon factors surrounding the credit risk of its counterparties, establishes an allowance for credit losses and, consequently, believes that its receivables credit risk exposure beyond such allowances is limited.

20.	SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred after the balance sheet date up to April 16, 2024, the date that the consolidated financial statements were available to be issued.

F-28